KIRKPATRICK & LOCKHART LLP
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Theodore L. Press
(202) 778-9025
presstl@kl.com

                                October 15, 1999



Heritage U.S. Government Income Fund
Heritage Income Trust
880 Carillon Parkway
St. Petersburg, FL 33716


      Re:   REORGANIZATION TO COMBINE A MASSACHUSETTS BUSINESS TRUST
            --------------------------------------------------------
            AND A SERIES OF A MASSACHUSETTS BUSINESS TRUST
            ----------------------------------------------

Ladies and Gentleman:

      Heritage  U.S.  Government  Income Fund, a  Massachusetts  business  trust
("Target"), and Heritage Income Trust, also a Massachusetts business trust ("Trust"), on behalf of Intermediate Government Fund, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to an Agreement and Plan of Reorganization and Termination between them dated as of June 16, 1999 ("Plan").(1) Specifically, each Investment Company has requested our opinion --

            (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting Class A shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") constructively in exchange for the Shareholders' shares of beneficial interest in Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(D),(2) and each Fund will be "a party to a reorganization" within the meaning of section 368(b),

--------
(1) Target and Acquiring Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Target and Trust are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 2


            (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization, and

            (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

      In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated July 19, 1999, that was furnished in connection with the solicitation of proxies by Target's board of trustees for use at the special meeting of Target's shareholders held on September 27, 1999 ("Proxy Statement"), (3) Acquiring Fund's currently effective prospectus and statement of additional information, and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 6.6 thereof) (collectively, "Representations").

                                      FACTS
                                      -----

      Each Investment Company is a Massachusetts business trust. Before January 1, 1997, each of them claimed to be classified for federal income tax purposes as an association taxable as a corporation, and neither of them will elect not to be so classified. Target is registered with the Securities and Exchange Commission ("SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). Trust is registered with the SEC as an open-end management investment company under the 1940 Act, and Acquiring Fund is a series thereof.

      Target has only a single class of shares, which can be purchased and sold only on the New York Stock Exchange. Acquiring Fund's shares are divided into three classes, designated Class A, Class B, and Class C shares; only Acquiring Fund Shares (I.E., Class A shares) are involved in the Reorganization.

      The Reorganization, together with related acts necessary to consummate the same ("Closing"), will take place on or about the date hereof. All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Investment Companies agree ("Effective Time").

      The Funds' investment objectives, policies, and restrictions (which are described in the Proxy Statement) are similar and they have the same investment adviser and portfolio manager. For the reasons, and after consideration of the factors, described in the Proxy Statement, each Investment Company's board of trustees approved the Plan, subject to approval of Target's shareholders. In

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 3


doing so, each board, including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company or their investment adviser, determined that (1) the
Reorganization  is  in  its  Fund's  best  interests,   (2)  the  terms  of  the
Reorganization are fair and reasonable, and (3) the interests of its Fund's shareholders will not be diluted as a result of the Reorganization.

      The Plan, which specifies that it is intended to be, and is adopted as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

            1. The acquisition by Acquiring Fund of all assets, including all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property, owned by Target at the Effective Time (collectively "Assets"), in exchange solely for the following:

                  (a) the number of full and  fractional  (rounded  to the third decimal place) Acquiring Fund Shares determined by dividing the net value of Target (computed as set forth in paragraph 2.1 of the Plan) by the net asset value ("NAV") of an Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), and

                  (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

            2. The constructive distribution of such Acquiring Fund Shares to the Shareholders,(3) and

            3. The termination of Target as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.

     The distribution described in 2. will be accomplished by Acquiring Fund's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Shareholders' names and transferring such Acquiring Fund Shares thereto.

-----------------
(3) The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 4


Each Shareholder's account will be credited with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder. All outstanding Target Shares, including those represented by certificates, simultaneously will be canceled on Target's share transfer books.


                                 REPRESENTATIONS
                                 ---------------

     TARGET has represented and warranted as follows:
     ------

          1. Target is a trust operating under a written declaration of trust, the beneficial interest in which is divided into transferable shares ("Business Trust"), that is duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and a copy of its Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. It is duly registered as a closed-end management investment company under the 1940 Act, and such registration will be in full force and effect at the Effective Time;

          2. Target qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing;

          3. The Liabilities were incurred by Target in the ordinary course of its business and are associated with the Assets;

          4. Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);

          5. Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

          6. Target will be terminated as soon as reasonably practicable after the Effective Time, but in all events within six months thereafter.

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 5


     TRUST has represented and warranted as follows:
     -----

          1. Trust is a Business Trust that is duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and a copy of its Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. It is duly registered as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect at the Effective Time. Acquiring Fund is a duly established and designated series thereof;

          2. Acquiring Fund is a "fund" as defined in section 851(g)(2); it qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

          3. No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          4. Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except to the extent it is required by the 1940 Act to redeem any of its shares presented for redemption at NAV in the ordinary course of that business;

          5. Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)), (b) use a significant portion of Target's historic business assets (within the meaning of Treas. Reg.ss. 1.368-1(d)(3)) in a business,
     (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and
     (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

          6. There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 6


          7. Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

          8. Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any shares of Target.

     EACH INVESTMENT COMPANY has represented and warranted as follows:
     -----------------------

          1. The fair market value of the Acquiring Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

          2. Its management is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (a) any portion of their Target Shares before the Reorganization to any person related (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or (b) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (within such meaning) to Acquiring Fund;

          3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

          4. The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

          5. There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

          6. Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For purposes of this representation, any amounts used by Target to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions not made as part of the Reorganization and (b) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets thereof held immediately before the Reorganization;

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 7


          7. None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder; none of the Acquiring Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          8. Immediately after the Reorganization, the Shareholders will own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund; and

          9. Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
     187).


                                     OPINION
                                     -------

      Based solely on the facts set forth above, and conditioned on the Representations being true at the time of the Closing and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

          1. Target's transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(D), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

          2. Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

          3. Acquiring Fund will recognize no gain or loss on its receipt of the Assets from Target in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

          4. Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 8


          5. A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

          6. A Shareholder's aggregate basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the aggregate basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder held them as capital assets at the Effective Time.

      The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                    ANALYSIS
                                    --------

I.    THE REORGANIZATION WILL QUALIFY AS A D REORGANIZATION, AND EACH
      ---------------------------------------------------------------
      FUND WILL BE A PARTY TO A REORGANIZATION.
      -----------------------------------------

      A.    EACH FUND IS A SEPARATE CORPORATION.
            -----------------------------------

      A reorganization under section 368(a)(1)(D) (a "D Reorganization") involves a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee corporation; but only if, pursuant to the plan of reorganization, stock or securities of the transferee corporation are distributed in a transaction that qualifies under sections 354, 355, or 356.(4)For a transaction to qualify as a D Reorganization, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Each Investment Company, however, is a business trust, not a corporation, and Acquiring Fund is a separate series of Trust.

      Treasury Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the

-------------------
(4) For purposesof section 368(a)(1)(D), in the case of a transaction such as the Reorganization, the term "control" means ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock. SEE sections 368(a)(2)(H)(i) and 304(c).


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Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 9


property for the beneficiaries. That section of the Regulations states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."(5) Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n
`investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

      Based on these criteria, neither Investment Company qualifies as a trust for federal income tax purposes.(6) Each Investment Company is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while each
Investment Company is an "investment trust," there is a power under its declaration of trust to vary its shareholders' investment therein. Neither Investment Company has a fixed pool of assets -- Target and each series of Trust (including Acquiring Fund) is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it. Accordingly, we believe that each Investment Company should not be classified as a trust, and instead should be classified as a business entity, for federal income tax purposes.

      Treasury Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-(2)(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not



----------------
(5) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Treasury Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the
 . . . Code." Neither Investment Company is subject to any such special treatment.

(6)Because Acquiring Fund is considered separate from each other series of Trust for federal income tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to Acquiring Fund.

Heritage U.S. Government Income Fund
Heritage Income Trust
October 15, 1999
Page 10


classified as a corporation under that section of the Regulations (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg.
ss. 301.7701-3(a).

      An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144 (1924)) -- each Investment Company "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, neither Investment Company will elect not to be so classified. Accordingly, we believe that each Investment Company will continue to be classified as an association (and thus a corporation) for federal income tax purposes.

      Trust as such, however, is not participating in the Reorganization, but rather a separate series thereof (Acquiring Fund) is the participant. Ordinarily, a transaction involving a segregated pool of assets such as Acquiring Fund could not qualify as a reorganization, because the pool would not be a separate taxable entity that constitutes a corporation. Under section 851(g), however, Acquiring Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust). Accordingly, we believe that Acquiring Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(D).

      B.    TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S PROPERTIES.
            ------------------------------------------------------

      Section 354(b)(1)(A) provides that, for an exchange pursuant to a plan of a D Reorganization to receive tax-free treatment under section 354 (see V. below), the transferee corporation must acquire "substantially all" of the assets of the transferor. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. We believe that the Plan constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g); and the Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

      C.    REQUIREMENTS OF CONTINUITY.
            --------------------------

      Treasury Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not


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relevant  here -- under the  modified  corporate  form as  described in Treas.
Reg.  ss. 1.368-1(d)  ("continuity of business enterprise") and (2) a continuity
of  interest  as  described  in  Treas.  Reg.  ss. 1.368-1(e)   ("continuity  of
interest").

            1.    CONTINUITY OF BUSINESS ENTERPRISE.
                  ---------------------------------

      To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), the issuing corporation must either (i) continue the target corporation's historic business ("business continuity") or (ii) use a significant portion of the target corporation's historic business assets in a business ("asset continuity").

      While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal bonds. P acquired the assets of T in exchange for P common stock in a transaction that was intended to qualify as a reorganization under section 368(a)(1)(C) (the acquisition by one corporation, in exchange solely for voting stock, of substantially all the properties of another corporation), which also is subject to the continuity of business enterprise requirement. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

      The  Funds'  investment  objectives,   policies,  and  restrictions  are
similar, and they have the same investment adviser and portfolio manager. Moreover, after the Reorganization Acquiring Fund will continue Target's historic business (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)). Accordingly, there will be business continuity.

      Acquiring Fund not only will continue Target's historic business, but it also will use a significant portion of Target's historic business assets (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business. Acquiring Fund also has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. Accordingly, there will be asset continuity as well.

      For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.


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            2.    CONTINUITY OF INTEREST.
                  ----------------------

      Treasury Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing  corporation  . . . ." That  section of the  Regulations  goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

      For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation. Rev. Proc. 77-37, SUPRA; BUT SEE Rev. Rul. 56-345, 1956-2 C.B. 206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967)
(a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer). Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has recently issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or by


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Acquiring  in the ordinary  course of their  businesses  as open-end  investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr.
Rul. 199941046 (July 16, 1999) (redemption of a target RIC shareholder's shares, amounting to between 30% and 50% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).(7)

      No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Rev. Rul. 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

      There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (within such meaning) to Acquiring Fund. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as an open-end series and not from the D Reorganization as such.

      Accordingly,   we  believe  that  the  Reorganization   will  satisfy  the
continuity of interest requirement of Treas. Reg. ss. 1.368-1(b).

      D.    CONTROL AND DISTRIBUTION BY TARGET.
            ----------------------------------

      As noted above, a corporation's transfer of assets to another corporation will qualify as a D Reorganization only if (1) immediately thereafter the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in


-------------------------
(7) Although, under section 6110(j)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981).


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control of the transferee  and (2) pursuant to the plan,  stock or securities of the transferee are distributed in a transaction that qualifies under section 354, among others (and, pursuant to section 354(b)(1)(B), all such stock or securities, as well as the transferor's other properties, are distributed pursuant to the plan). For purposes of clause (1), as applicable here (SEE sections 368(a)(2)(H)(i) and 304(c)(1)), "control" is defined as the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock; the Shareholders will be in control (as so defined) of Acquiring Fund immediately after the Reorganization. With respect to clause (2), under the Plan -- which, as noted above, we believe constitutes a plan of reorganization -- Target will distribute all the Acquiring Fund Shares to the Shareholders in constructive exchange for their Target Shares. As noted in V. below, we believe that that distribution will qualify under section 354(a). Accordingly, we believe that the control and distribution requirements will be satisfied.

      E.    BUSINESS PURPOSE.
            ----------------

      All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

      F.    SATISFACTION OF SECTION 368(A)(2)(F).
            ------------------------------------

      Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

      (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

      (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining  total assets for these purposes,  cash and cash items (including
receivables)   and   U.S.   government   securities   are   excluded.    Section


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368(a)(2)(F)(iv).  Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a D Reorganization with respect to either Fund.

      For all the foregoing reasons, we believe that the Reorganization will qualify as a D Reorganization.

      G.    EACH FUND WILL BE A PARTY TO A REORGANIZATION.
            ---------------------------------------------

      Section 368(b)(2) provides, in pertinent part, that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of properties of another. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.   TARGET WILL RECOGNIZE NO GAIN OR LOSS.
      -------------------------------------

      Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (As noted above, such a distribution is required for a reorganization to qualify as a D Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

      Section  357(a)  provides in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

      As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to its shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also


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do not believe that the principal  purpose of Acquiring Fund's assumption of the
Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.(8)


III.  ACQUIRING FUND WILL RECOGNIZE NO GAIN OR LOSS.
      ---------------------------------------------

      Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt by it of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV.   ACQUIRING  FUND'S BASIS FOR THE ASSETS WILL BE A CARRYOVER  BASIS, AND ITS
      --------------------------------------------------------------------------
      HOLDING PERIOD WILL INCLUDE TARGET'S HOLDING PERIOD.
      ---------------------------------------------------

      Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization.

      Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the property was held by the transferor. As noted above, it is our opinion that Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.    A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.
      --------------------------------------------

      Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our


-------------------
(8) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.


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opinion that the  Reorganization  will qualify as a D Reorganization,  each Fund will  be a  party  to a  reorganization,  and  the  Plan  constitutes  a plan of
reorganization.   Although  section  354(a)(1)   requires  that  the  transferor
corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136.
Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI.   A  SHAREHOLDER'S  BASIS FOR  ACQUIRING  FUND SHARES WILL BE A  SUBSTITUTED
      --------------------------------------------------------------------------
      BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR
      --------------------------------------------------------------------------
      ITS TARGET SHARES.
      -----------------

      Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis for the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

      Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares constructively surrendered in exchange therefor, provided the Shareholder held them as capital assets at the Effective Time.


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Page 18


                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP



                                          By:   /s/ Theodore L. Press
                                                ---------------------
                                                Theodore L. Press